EXHIBIT 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Colonial Commercial Corp.

We consent to the incorporation by reference in the registration statement (No. 333-37025) on Form S-8 of Colonial Commercial Corp. of our report dated March 22, 2007 with respect to the consolidated balance sheet of Colonial Commercial Corp. as of December 31, 2006, and the related consolidated statements of operations, stockholders' equity and cash flows for the year ended December 31, 2006, which report appears in the December 31, 2006 annual report on Form 10-K of Colonial Commercial Corp.

/s/Weiser LLP
Weiser LLP

March 22, 2007